Exhibit 99.2

Competitive Companies, Inc. Benefits on Interconnection Agreements With AT&T and Verizon With its Merger of ICM, Inc.

Monday September 15, 8:00 am ET

Interconnection agreements allow data and voice traffic the AT&T network.

RIVERSIDE, Calif., Sept. 15 /PRNewswire-FirstCall/ -- Competitive Companies, Inc. (CCI) (Nasdaq: CCOP - News) and Innovation Capital Management, Inc. (ICM) parent of DiscoverNet, Inc., will realize significant advantages with its interconnection agreements with AT&T and Verizon said William Gray, President of ICM, Inc. Interconnection Agreements allow the rights to exchange data and voice traffic onto the AT&T and Verizon worldwide networks with traffic originating from the Competitive Companies network via its merger with ICM, Inc. This has significant advantages in that all companies merging into Competitive Companies will have the same benefit further increasing the customers' reach across North America and beyond. Essentially any data and voice traffic originating from the Competitive Companies growing network can travel through the AT&T and Verizon network seamlessly and provide connection to its customers within the networks certified locations.

Our objective is to continue growing our network in rural markets via organic and acquisition growth allowing us to further promote broadband Internet access and Voice over IP connections says Jerald Woods, President of Competitive Companies, Inc. Competitive Companies, Inc. has been providing broadband Internet access since 1996 and now through its merger with ICM, Inc. will be able to significantly expand its reach to other rural markets throughout North America.

Forward-Looking Statements:

This press release contains statements that are "forward-looking" and are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995 and federal securities laws. Generally, the words "expect," "intend," "estimate," "will" and similar expressions identify forward-looking statements. By their very nature, forward-looking statements are subject to known and unknown risks and uncertainties that may cause our actual results, performance or achievements, or that of our industry, to differ materially from those expressed or implied in any of our forward-looking statements. Statements in this press release regarding the Company's business or proposed business, which are not historical facts, are "forward-looking" statements that involve risks and uncertainties, such as estimates and statements that describe the Company's future plans, objectives or goals, including words to the effect that the Company or management expects a stated condition or result to occur. Since forward-looking statements address future events and conditions, by their very nature, they involve inherent risks and uncertainties. Actual results in each case could differ materially from those currently anticipated in such statements. Investors are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date they are made.

Source: Competitive Companies, Inc.